Exhibit 99.1

May 1, 2024

Important: Company stock fund change in your investment lineup

Due to the impending merger between ExxonMobil and Pioneer Natural Resources USA, Inc., the Pioneer Natural Resources Company Stock Fund will be removed from the investment lineup for the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (091151) after the merger is complete, which is expected to take place on or around May 3, 2024. As you may know, the Pioneer Natural Resources Company Stock Fund is already closed to new investments and contributions in the plan.

The following is for your information only. You do not need to take any action.

How this change will affect you

If you have a balance in the Pioneer Natural Resources Company Stock Fund, you will receive 2.3234 shares of ExxonMobil common stock, to be held in the ExxonMobil Stock Fund for every share in the Pioneer Natural Resources Company Stock Fund you hold.

To accommodate this transfer, the Pioneer Natural Resources Company Stock Fund will be frozen for all activity as of 4 p.m., Eastern time, on May 1, 2024.

The freeze is expected to be lifted during the week of May 12, 2024. During this week, you can determine whether the freeze period has ended by logging into to your account at vanguard.com/retirementplans or calling a Vanguard Participant Services associate at 800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

The ExxonMobil Stock Fund will be closed to new investments. As a result, once the freeze is lifted you will be able to transfer funds out of the ExxonMobil Stock Fund but will not be able to direct any investments into the ExxonMobil Stock Fund.

The accounting methodology for the Pioneer Natural Resources Company Stock Fund is unit accounting and the ExxonMobil Stock Fund will use share accounting. Unit accounting means the fund is run like a mutual fund, with a small cash position (usually held in a money market fund) to facilitate trades. Share accounting means that only shares of company common stock are held in the fund. Share accounting requires the ExxonMobil Stock Fund to have an early trading cutoff of 1 p.m., Eastern time every day.

As a result of the merger, the plan will establish a new ExxonMobil Stock Fund. Any participant in the Plan whose account balance is invested in the Pioneer Natural Resources Company Stock Fund as of the merger date will be credited with Exxon Mobil stock after the merger is completed.

The approximate number of Pioneer Natural Resources shares you own through the Plan can be calculate by dividing your Pioneer Natural Resources Stock Fund balance, which you can find on your vanguard.com account, by the prior day’s closing price of Pioneer Natural Resources common stock on the New York Stock Exchange.

For example, if the current value of your Pioneer Natural Resources Stock Fund account is $6,500 and the current price of Pioneer Natural Resources common stock is $260 per share, you would divide your balance, $6,500, by $260 to find that you own the equivalent of approximately 25 shares of Pioneer Natural Resources stock. Keep in mind that the number of Pioneer Natural Resources shares may differ slightly from the actual number of shares you hold due to the small amount of cash held in the fund.

Current balance in the Pioneer Stock Fund	/ Current stock share price	= Approximate number of Pioneer shares you own through the Pioneer Stock Fund
$6,500	/ $260 share price	= Approximately 25 shares

Key dates

May 1, 2024 at 4 p.m., Eastern time	Freeze period begins on the Pioneer Natural Resources Company Stock Fund. All transactions involving this fund will be restricted.

On or around May 3, 2024	Upon closing of the merger, shares held in the Pioneer Natural Resources Company Stock Fund will be exchanged for shares in the ExxonMobil Stock Fund.

Week of May 12, 2024	Freeze period is expected to end. The share transfer due to the merger is complete.

A note about risk

Keep in mind that whenever you invest, there’s a chance you could lose the money. The performance of a company stock fund depends on the price of a single stock, which can move up or down dramatically in short periods of time. As a result, the Pioneer Natural Resources Company Stock Fund and the ExxonMobil Stock Fund can be riskier than a stock mutual fund, which may own hundreds or thousands of stocks. Stocks that have wide price swings might have a large loss during the freeze period, and you would not be able to direct the sale of such stocks from your account during the freeze period. You should evaluate the appropriateness of your current investment decisions, particularly given the inability to complete any transactions involving the Pioneer Natural Resources Company Stock Fund and the ExxonMobil Stock Fund during the freeze period.

Review your investments

Now may be a good time to check your investment mix to be sure it’s still in line with your financial goals. For more information and help rebalancing, log in to your account at vanguard.com/retirementplans, click Investments under the Plan Details tab, and review the section Are you on track?

Federal law generally requires that you be furnished notice of a freeze period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any freeze period in order to provide you with sufficient time to consider the effect of the freeze period on your retirement and financial plans. There is an exception to this 30-day rule where such advance notice is not possible due to events beyond the reasonable control of the Plan administrator. Due to uncertainty regarding the timing of the closing of the merger, such advance notice was impracticable in this instance.

Connect with Vanguard®

You can access your account and conduct transactions in any of these ways:

•	Online. Log in to your account at vanguard.com/retirementplans. Not yet registered for immediate, secure online account access? You will need your plan number, 091151.

•	On your mobile device. Go to vanguard.com/bemobile to download the Vanguard app so you can access your account on the go.

•

By phone. Call 800-523-1188 to reach Vanguard’s 24-hour interactive VOICE® Network. You’ll need your Social Security number and a personal identification number (PIN) to use VOICE. To create a PIN, follow the prompts. Or you can speak with a Vanguard Participant Services associate Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

Join the Vanguard community on our social media channels. You’ll have access to Vanguard experts and be able to get up-to-the-minute news and views, attend live web events, participate in live chats, and interact with other Vanguard investors.

Questions?

If you have any questions about this notice, log in to your account at vanguard.com/retirementplans or call a Vanguard Participant Services associate at 800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time. Alternatively, you may contact Pioneer’s HR Help team at HR.Help@pxd.com or 972-969-5732.

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